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                                                                     EXHIBIT 5.1


                               February 23, 1998



IDEC Pharmaceuticals Corporation
11011 Torreyana Road
San Diego, CA  92121

                  Re:      IDEC PHARMACEUTICALS CORPORATION
                           REGISTRATION STATEMENT ON FORM S-3 FOR 2,300,000 SHARES OF COMMON STOCK

Ladies and Gentlemen:

                  We have acted as counsel to IDEC Pharmaceuticals Corporation, a Delaware corporation (the "Company"), in connection with the proposed issuance and sale by the Company of up to Two Million Three Hundred Thousand (2,300,000) shares of the Company's Common Stock (the "Shares") pursuant to the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

                  This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 6-1(b)(5)(i) of Regulation S-K.

                  We have examined originals or copies of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Bylaws of the Company; (iii) certain resolutions of the Board of Directors of the Company; and
(v) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and certificates of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

                  We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all such documentation submitted to us as copies and the truthfulness of all statements of facts contained therein. Based on the foregoing and subject to the limitations set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable shares of the Common Stock.



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IDEC Pharmaceuticals Corporation                               February 23, 1998
                                                                          Page 2



                  We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

                  The foregoing opinion is based on and limited to the General Corporation Law of the State of Delaware and the relevant federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction.

                  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                             Very truly yours,


                                             /s/ Brobeck, Phleger & Harrison LLP
                                             -----------------------------------
                                             BROBECK, PHLEGER & HARRISON LLP